Oyster Creek Group, Inc.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

                                     For the years ended        August 19, 1999
                                     June 30,                    (Inception) to
                                     2003              2002       June 30, 2003
CASH FLOWS
FROM
OPERATING
ACTIVITIES
Net (loss)               $(460)              $(5,550)        $(9,785)
Increase in
accounts
payable                    460                 5,550             7,210

Net cash
(used) by
operating
activities                     -                      -                (2,575)

CASH FLOWS
FROM
FINANCING
ACTIVITIES
Proceeds from
stock issuances         -                        -               2,575

Net cash
provided by
financing
activities                    -                        -               2,575

Net increase
in cash                                                                  -
Cash   beginning                                                    -
Cash   ending                                                        -

Supplemental
disclosures:
Interest paid              -                          -                 -
Income taxes
paid                          -                          -                 -

Non-cash
transactions:
Shares issued
for dividend                -                           -           $2,000

Number of
shares issued            -                           -         2,000,000
for dividend

The accompanying notes are an intregal part of these financial statements.
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